EXHIBIT 11

PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON
 AND COMMON EQUIVALENT SHARE

                                                          Quarter Ended
                                                             March 31
                                                        1995          1994
INCOME ($ thousands)
Net income                                             $15,350       $11,100
Preferred dividend requirements                          1,330         1,366
Earnings available to common and common
  equivalent shares - Primary                           14,020         9,734

Preferred dividends assuming conversion
    of Preferred Stock:
        Series 1988                                        250           256
        Series 1990                                      1,080         1,110
Tax benefit on preferred ESOP dividend
    eliminated due to conversion into common              (332)         (264)
Tax benefit on ESOP dividend assuming con-
    version to common, at common dividend rate             128            92

Earnings available for common and common equivalent
   shares - Diluted                                    $15,147       $10,928

SHARES (thousands)
Weighted average number of shares outstanding
   during the period                                    18,302        18,169
Shares issuable on exercise of stock options
   less shares repurchaseable from proceeds                249           203

Common and Common Equivalent Shares -
     Primary                                            18,551        18,372

Shares issuable on conversion of:
   $7.50 Callable Cumulative Convertible
      Preferred Stock, Series 1988                         499           513
   8% Callable Cumulative Voting Convertible
      Preferred Stock, Series 1990                       2,093         2,121

Common and Common Equivalent Shares -
      Diluted                                           21,143        21,006

Earnings per Share:
  Primary                                                 $.76          $.53
  Diluted                                                  .72           .52